Perma-Fix Announces Results for the Third Quarter of Fiscal 2008

ATLANTA – November 5, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter ended September 30, 2008.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Although budgetary constraints within the Department of Energy (DOE) continued to impact our Nuclear Segment, this has been one of the most positive and dramatic quarters in our company’s history. We are pleased to report that on October 1, 2008 we commenced work on the on-site remediation contract in Hanford, Washington. In connection with the project, we expect to generate annual revenue of approximately $40 million to $50 million from on-site and off-site services over the next five years, with the opportunity to extend the contract for an additional five years.”

Dr. Centofanti continued, “After careful consideration, we recently made the decision to retain our Ft. Lauderdale, South Georgia and Orlando Industrial Segment facilities as they are regionalized in the Southeast and are expected to be relatively self sufficient with positive cash flow, while allowing for the continued focus on our growing Nuclear Segment. In connection with this strategy shift, we have removed these facilities from ‘discontinued operations,’ where they had been classified since the second quarter of 2007, and reclassified them back into ‘continuing operations.’ As a result, we have taken a charge of $486,000 in the third quarter related to the depreciation of the facilities that went unrecorded during the time they were in discontinued operations.

Dr. Centofanti concluded, “As previously disclosed, we received our draft permit from the U.S. Environmental Protection Agency (EPA) for the treatment of radioactive polychlorinated biphenyls (PCBs). We are awaiting approval of our final permit, which has taken longer than anticipated; however, we believe we have successfully met all the necessary requirements and remain optimistic that the permit will be issued by the end of 2008. Upon issuance, this permit will open up a new market for Perma-Fix for thermal destruction of commercial and government PCB wastes. In addition, this permit will facilitate DOE’s planned shut down of its TSCA Incinerator, slated for closure in mid 2009, thus allowing Perma-Fix to fill the void for treatment of DOE PCB liquid wastes.”

Financial Results

Revenue for the third quarter of 2008 was $16.0 million, versus $16.3 million for the same period last year. Revenue for the Nuclear Segment decreased to $12.5 million versus $13.2 million for the same period last year. Revenue for the Industrial Segment increased to $2.6 million versus $2.5 million for the same period last year. Revenue from the Engineering Segment increased to $846,000 versus $629,000 for the same period last year. Operating loss for the third quarter was $97,000 versus operating loss of $65,000 for the same period last year. Operating loss for the third quarter of 2008 included a charge of $486,000 ($356,000 recorded in cost of goods sold and $130,000 recorded in selling general and administrative expenses) related to the depreciation of the Industrial Segment facilities that went unrecorded during the time they were in discontinued operations. Operating loss for the third quarter of 2008 also included an asset impairment recovery of $507,000 related to Perma-Fix of Orlando, Inc. Net loss applicable to common stockholders for the third quarter of 2008 was $341,000, or $0.01 per share, versus net loss of $2.0 million or $0.04 per share, for the same period last year. Net loss applicable to common stockholders included a loss from discontinued operations, net of taxes, of $159,000 for the third quarter of 2008, compared to $1.5 million for the third quarter of 2007.

The company had EBITDA of $975,000 during the quarter ended September 30, 2008, as compared to EBITDA of approximately $1.0 million for the same period of 2007. The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The company’s management utilizes EBITDA as a means to measure performance. The company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. Due to the unique transactions that have resulted from bringing the Industrial Segment back into Continuing Operations, like the Asset Impairment Recovery and the “catch-up” of depreciation, the company recognizes that the EBITDA is an “adjusted EBITDA” and understands these differences when measuring performance. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and nine months ended September 30, 2008 and 2007.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2008	2007	2008	2007
Net (loss) Income from Continuing Operations	$(276)	$(403)	$96	$349

Adjustments:
Depreciation & Amortization	1,579	1,118	3,816	2,970
Asset Impairment Recovery	(507)	—	(507)	—
Interest Income	(52)	(71)	(170)	(238)
Interest Expense	231	482	917	964
Interest Expense - Financing Fees	14	48	124	143
Income Tax (benefit) expense	(14)	(161)	3	23

EBITDA	$975	$1,013	$4,279	$4,211

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended September 30, 2008			Quarter Ended September 30, 2007
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$12,519	$846	$2,624	$13,211	$629	$2,466
Gross profit	3,168	347	590	4,035	231	347
Segment profit (loss)	782	170	309	1,319	70	(279)

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$41,510	$2,537	$7,914	$38,560	$1,738	$8,154
Gross profit	11,279	931	2,215	13,105	565	1,218
Segment profit (loss)	3,521	433	609	5,860	162	(1,097)

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to: we expect to generate annual revenue of approximately $40 million to $50 million from the remediation contract in Hanford, Washington from on-site and off-site services over the next five years, with the opportunity to extend the contract for an additional five years; our Ft. Lauderdale, South Georgia and Orlando Industrial Segment facilities are expected to be relatively self sufficient with positive cash flow, while allowing for the continued focus on the Nuclear segment; we believe we have successfully met all the necessary requirements and remain optimistic that the PCB permit will be issued by the end of 2008; upon issuance, the PCB permit will open up a new market for Perma-Fix for thermal destruction of commercial and government PCB wastes; and the PCB permit will facilitate DOE’s planned shut down of its TSCA Incinerator, slated for closure in mid 2009, thus allowing Perma-Fix to fill the void for treatment of DOE PCB liquid wastes. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; receipt of a final permit from the EPA relative to treatment of radioactive PCBs; community reaction to our permit application to treat PCB radioactive waste; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2007 Form 10-K/A and the Forward-Looking Statements discussed in our Form 10-Q for the quarters ending March 31, 2008 and June 30, 2008. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW
Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2008	2007	2008	2007

Net revenues	$15,989	$16,306	$51,961	$48,452
Cost of goods sold	11,884	11,693	37,536	33,564
Gross profit	4,105	4,613	14,425	14,888

Selling, general and administrative expenses	4,711	4,691	13,818	13,493
Asset impairment recovery	(507)	—	(507)	—
(Gain) loss on disposal of property and equipment	(2)	(13)	139	99
(Loss) income from operations	(97)	(65)	975	1,296

Other income (expense):
Interest income	52	71	170	238
Interest expense	(231)	(482)	(917)	(964)
Interest expense-financing fees	(14)	(48)	(124)	(143)
Other	—	(40)	(5)	(55)
(Loss) income from continuing operations before taxes	(290)	(564)	99	372
Income tax (benefit) expense	(14)	(161)	3	23
(Loss) income from continuing operations	(276)	(403)	96	349

Loss from discontinued operations, net of taxes	(159)	(1,549)	(1,218)	(2,163)
Gain on disposal of discontinued operations, net of taxes	94	—	2,309	—
Net (loss) income applicable to Common Stockholders	$(341)	$(1,952)	$1,187	$(1,814)

Net (loss) income per common share – basic
Continuing operations	$(.01)	$(.01)	$—	$.01
Discontinued operations	—	(.03)	(.02)	(.04)
Disposal of discontinued operations	—	—	.04	—
Net (loss) income per common share	$(.01)	$(.04)	$.02	$(.03)

Net (loss) income per common share – diluted
Continuing operations	$(.01)	$(.01)	$—	$.01
Discontinued operations	—	(.03)	(.02)	(.04)
Disposal of discontinued operations	—	—	.04	—
Net (loss) income per common share	$(.01)	$(.04)	$.02	$(.03)

Number of common shares used in computing net income (loss) per share:
Basic	53,844	52,843	53,760	52,349
Diluted	53,844	52,843	54,149	53,673

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	September 30,
	2008	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2007

ASSETS
Current assets:
Cash & equivalents	$146	$173
Account receivable, net of allowance for doubtful accounts of $184 and $203	8,541	14,961
Unbilled receivables	11,286	10,433
Other current assets	3,639	3,538
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 and $204	177	3,505
Total current assets	23,789	32,610

Net property and equipment	48,822	49,794
Net Property held for sale	349	349
Property and equipment of discontinued operations, net of accumulated depreciation of $16 and $9,292	666	3,942
Intangibles and other assets	44,533	38,174
Intangible and other assets of discontinued operations	—	1,179
Total assets	$118,159	$126,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	29,974	43,544
Current liabilities related to discontinued operations	1,356	6,220
Total current liabilities	31,330	49,764

Long-term liabilities	23,007	13,454
Long-term liabilities related to discontinued operations	1,877	2,817
Total liabilities	56,214	66,035
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 53,908,700 and 53,704,516 shares issued and outstanding, respectively	54	54
Additional paid-in capital	97,129	96,409
Stock subscription receivable	—	(25)
Accumulated deficit	(36,523)	(37,710)
Total stockholders' equity	60,660	58,728
Total liabilities and stockholders' equity	$118,159	$126,048